UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 13, 2007

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

The Personnel and Compensation Committee of the Board of Directors of The PNC Financial Services Group, Inc. (the “Corporation” or “PNC”) took certain actions with respect to incentive compensation for the company’s executive officers at its meeting on February 13, 2007.

2007 Annual Incentive Award Opportunities

On February 13, 2007, the committee established the performance goals and business criteria for annual incentive awards for the company’s executive officers for the 2007 award period.

James E. Rohr, PNC’s Chairman and Chief Executive Officer, and the company’s next four most highly compensated executive officers will receive their 2007 annual incentive awards under PNC’s 1996 Executive Incentive Award Plan, as amended and restated (“1996 plan”). The five executive officers who participate in the 1996 plan receive awards based on a compensation pool. For 2007, the committee approved certain amendments to the 1996 plan and recommended that the 1996 plan, as amended, be submitted to shareholders for approval at the 2007 annual meeting of shareholders, to be held on April 24, 2007. Under the 1996 plan, as amended, the committee determined that the size of the pool for each participating executive officer will be equal to a maximum of 0.2% of PNC’s consolidated pre-tax net income, as adjusted for acquisition and merger integration costs, the impact of PNC’s obligation to fund BlackRock long-term incentive programs, extraordinary items, discontinued operations, and the impact of items that result from changes in tax law (including any adjustments required for changes in the accounting for leveraged leases).

Once the year is over and the size of the compensation pool for the year is determined, the committee will start with the maximum amount of the compensation pool that a 1996 plan participant can receive and determine whether to adjust it downward to its final level. In making this downward adjustment, the committee will take into account the same types of performance factors that they take into account in determining the bonuses to be paid to the other executive officers who do not participate in the 1996 plan, including the following:

•

A goal based on PNC’s earnings per share, arising from the annual budget that PNC presents to the Board of Directors. Management established, and the committee approved at its meeting on February 13, 2007, the target EPS goal for 2007. This EPS goal has been adjusted to exclude (a) any current or future adjustments in connection with PNC’s obligation to provide shares of common stock of BlackRock, Inc. to help fund BlackRock long-term incentive plan programs and (b) any integration costs related to PNC’s proposed acquisition of Mercantile Bankshares Corporation.

•

Comparison of PNC’s return on assets and return on average common shareholders’ equity (as adjusted for goodwill) to those of its peer group, with additional consideration given to other measures that management and the committee deem relevant.

•	Financial performance of an executive officer’s business relative to that business’s budget.

•	An assessment of the executive officer’s performance.

The committee also determined that any annual incentive awards for 2007 approved in the first quarter of 2008 for 1996 plan participants as well as for most of the other executive officers would be denominated in dollars and then paid in a combination of cash and restricted stock or stock units, subject to deferral under PNC’s Deferred Compensation Plan if the executive made a prior deferral election. The first portion of the award would equal 75% of the dollar-denominated amount approved by the committee and would be paid in cash, or deferred if the executive officer made a prior deferral election. The remaining 25% would consist of an award of restricted PNC common stock or stock units, in either case subject to forfeiture if the executive officer does not remain with PNC during a three-year vesting period with certain limited exceptions, with the amount of this portion of the award increased by 25% to reflect the risk of forfeiture and lack of liquidity during the vesting period.

2007 Performance Unit Incentive Award Opportunity

Also, in recognition of William S. Demchak’s role in the oversight of PNC’s asset and liability (A&L) management function, in addition to his role as vice chairman and head of the corporate and institutional banking function, the committee determined to provide him with an additional incentive award opportunity that would depend on the performance of the A&L unit over a three-year performance period. The committee provided this incentive in the form of a performance unit grant on February 13, 2007 under PNC’s 2006 Incentive Award Plan (the “2006 plan”), denominated in shares with a target number of 26,400 share units in the grant, with the expectation that performance unit grants of similar value would be made annually.

The 2007 performance unit award opportunity grant has a three-year performance period, beginning January 1, 2007 and ending December 31, 2009, and a maximum award size at the end of the performance period of 200% of the target share units. The committee will certify the level of performance achieved at the end of the performance period and determine the final number of awarded units in early 2010. Awarded performance units would be paid in cash, with the maximum amount of the cash payment determined by multiplying the number of performance units then awarded by the per share price of PNC common stock on the award date in the first quarter of 2010.

At its meeting, the committee also finalized corporate performance goals for this grant based on financial returns from the investing and proprietary trading activities of PNC’s A&L unit as compared to benchmark performance for each of the three years in the overall 2007-2009 performance period. Each of these potential award amounts will be based on the level of performance achieved by the A&L unit for that year relative to the benchmark performance index (in basis points) and the potential award payout schedule for levels of performance established by the committee for this grant. The committee has determined that the benchmark that will be used in making the comparative measurements for these performance goals will be the same benchmark performance index that PNC uses internally to evaluate the investment performance of its A&L unit. As PNC may adjust the composition of this benchmark from time to time to reflect portfolio changes and changes in corporate strategy, the benchmark against which A&L unit performance will be measured for each year of the overall performance period for this grant will be the benchmark in effect as of March 30 of that year.

The annual potential award payout schedule has a sliding scale that ranges from 0 for performance below the threshold level for a positive award, to 100% for performance at the benchmark level, up through 200% for performance significantly above benchmark. The annual potential payout schedule is as follows, with percentages interpolated for performance between the points indicated below:

Annual Performance Relative to Benchmark	Annual Potential Payout Percentage of Target
40 basis points or higher	200%
20 basis points	150%
0 basis points (at benchmark)	100%
-10 basis points	40%
-15 basis points or below	0%

The final maximum award that Mr. Demchak will be eligible to receive will be the average of the potential award amounts (expressed as a percentage of target) calculated for each of the three covered years. The committee will have the discretion to award any amount up to, but not exceeding, the maximum amount so determined by the levels of performance achieved, if any. The committee intends to engage in a careful review process in 2010 in determining whether and to what extent it will exercise negative discretion, and expects to take into account such factors as absolute A&L unit financial performance, absolute proprietary trading results, adherence to risk parameters and contributions to the success of other PNC businesses.

Generally, Mr. Demchak must still be employed by PNC at the time the committee makes its determination, with certain limited exceptions, in order to receive an award payout with respect to this performance unit grant. In the event of a change in control, Mr. Demchak will receive an award based on the higher of the target award or the award earned as of the date of the change in control, then prorated, in either case, based on the portion of the performance period that has been completed.

Item 3.03	Material Modification to Rights of Securities Holders

On February 14, 2007, the Board of Directors of PNC agreed to amend its existing Rights Agreement, dated as of May 15, 2000, between PNC and The Chase Manhattan Bank, as Rights Agent, in order to accelerate the final expiration date of the outstanding rights to purchase shares of Series G Junior Participating Preferred Share Purchase Rights (the “Rights”) from May 25, 2010 to February 28, 2007. The effect of this amendment will be that the outstanding Rights will expire on February 28, 2007, and the shareholders’ rights plan pursuant to which Rights have been issued will be of no further force or effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: February 20, 2007	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller